Exhibit 99.1

September 5, 2012

Mr. Scott A. Carmilani

President, Chairman and Chief Executive Officer

Allied World Assurance Company Holding, AG

Lindenstrasse 8

Baar, Zug

Switzerland

Dear Scott,

With this letter, I am notifying you of my resignation as Executive Vice President and Chief Financial Officer of Allied World Assurance Company Holdings, AG (the “Company”) as well as all director, officer and other positions I hold with the Company’s subsidiaries and affiliates, effective as of September 24, 2012.

After almost ten years working with Allied World and many more working in the industry, I have decided to retire. As you know, I have thoroughly enjoyed my tenure at Allied World. Along with you and our team, we have truly done great things and we have built a Company that we can all be very proud of.

I wish you and the rest of the Allied World team much continued success!

Sincerely,

Joan H. Dillard